Exhibit 99.1

SANTARUS CONTACTS:	DEPOMED CONTACT:
Martha L. Hough, VP Finance & Investor Relations	Ina Cu, Investor Relations
(858) 314-5824	(650) 462-5900
Debra P. Crawford, Chief Financial Officer
(858) 314-5708
Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Kevin McCabe (kmccabe@lhai.com)
(310) 691-7100
For Immediate Release
SANTARUS AND DEPOMED ANNOUNCE U.S. PROMOTION AGREEMENT
FOR GLUMETZA PRESCRIPTION PRODUCTS
Santarus to sponsor conference call at 10:00 a.m. Eastern time today
SAN DIEGO and MENLO PARK, Calif. (July 22, 2008) – Santarus, Inc. (NASDAQ: SNTS) and Depomed, Inc. (NASDAQ: DEPO) today announced that they have entered into a promotion agreement granting Santarus exclusive rights to promote Depomed’s GLUMETZA® (metformin hydrochloride extended release tablets) prescription products in the U.S. GLUMETZA is a once-daily, extended-release formulation of metformin that incorporates patented drug delivery technology and is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. Santarus expects to train its field sales representatives in the third quarter and to begin promotion of GLUMETZA brand products in the fourth quarter of 2008. Depomed reported GLUMETZA net sales of $5.2 million in the first quarter of 2008.
Metformin is widely used for the treatment of type 2 diabetes, but many patients do not achieve optimal dosing levels due to gastrointestinal (GI) side effects. The advantage of GLUMETZA’s delivery system is that it allows physicians to rapidly titrate dosing up to 2000 mg a day, which results in a more optimal level of glycemic control without significantly increasing GI side effects compared to a daily dose of 1500 mg of immediate-release metformin.
“We view GLUMETZA as an important addition to our product portfolio as it addresses a large and growing market in type 2 diabetes,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We believe that GLUMETZA is an excellent product to leverage our sales organization, with good overlap in our called-on physicians in the primary care market and with growth potential. Based on our current launch plans, we expect increased promotional expenses for GLUMETZA commencing in the third quarter of 2008; however, we believe that the net impact of GLUMETZA will be neutral in the fourth quarter of this year and accretive in 2009 and beyond.”
Under the terms of the promotion agreement, Santarus paid Depomed a $12 million upfront fee, and based on the achievement of specified levels of annual GLUMETZA net product sales, Santarus may pay Depomed one-time sales milestones totaling up to $16 million. Depomed will continue to record revenue from the sales of GLUMETZA and will pay Santarus a fee ranging from 75% to 80% of the gross margin associated with net sales of GLUMETZA, defined as net sales less cost of goods and product-related fees paid to Biovail Laboratories. Santarus will be responsible for all costs associated with its sales force and for all other marketing expenses associated with its promotion of GLUMETZA. A joint commercialization committee has been formed to oversee and guide the strategic direction of the GLUMETZA promotion efforts in the U.S. Depomed will be responsible for overseeing product manufacturing and supply, and retains the option to co-promote GLUMETZA in the future to obstetricians and gynecologists (Ob/Gyn).

“We are pleased to work with a highly motivated and committed partner like Santarus to focus on driving new prescriptions, launching our new 1000 mg dosage strength and increasing sales of GLUMETZA,” said Carl Pelzel, president and chief executive officer of Depomed. “Santarus has a field-based commercial organization of over 300 sales representatives to promote GLUMETZA to their targeted physicians. This organization has demonstrated good results in its promotion of ZEGERID in the highly competitive proton pump inhibitor market, and we look forward to strong results with GLUMETZA.”
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today, July 22, 2008. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 56790888. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Diabetes
Diabetes affects an estimated 24 million Americans and its incidence is increasing by approximately 1.5 million new cases each year in the U.S. alone. Approximately 90 percent to 95 percent of people with diabetes suffer from type 2 diabetes. Diabetes is the most common metabolic disease in the world and the sixth deadliest disease in the U.S. It is the leading cause of blindness, end-stage renal disease and non-traumatic loss of limb. Diabetes can also lead to heart disease, stroke, high blood pressure, kidney disease, and other serious conditions. In the U.S., the public health cost of diabetes is more than $170 billion per year. In August 2006, the American Diabetes Association and the European Association for the Study of Diabetes issued a consensus statement recommending that treatment with metformin be initiated at diagnosis along with diet and lifestyle changes in patients with type 2 diabetes.
About GLUMETZA
GLUMETZA (metformin hydrochloride extended release tablets) is indicated as an adjunct to diet and exercise to improve glycemic control in adult patients (18 years and older) with type 2 diabetes. GLUMETZA may be used concomitantly with a sulfonylurea or insulin to improve glycemic control in adults. GLUMETZA is available in 500 mg and 1000 mg tablets.
GLUMETZA is contraindicated in patients with renal disease or renal dysfunction (e.g., as suggested by serum creatinine levels greater than or equal to 1.5 mg/dL in males and greater than or equal to 1.4 mg/dL in females), known hypersensitivity to metformin HCl, and acute or chronic metabolic acidosis, including diabetic ketoacidosis with or without coma. As with all metformins, there is a boxed warning regarding lactic acidosis with GLUMETZA due to metformin accumulation during treatment. Lactic acidosis is a rare but potentially fatal occurrence. It may also occur in association with a number of pathophysiologic conditions. The risk of lactic acidosis increases with the degree of renal dysfunction and the patient’s age, especially patients 80 years of age or older. In clinical trials of GLUMETZA combined with a sulfonylurea, the most common side effects included hypoglycemia, diarrhea, and nausea. For additional information on the product, please access the prescribing information at www.glumetzaxr.com.
About Depomed
Depomed, Inc. is a specialty pharmaceutical company with two approved products on the market and other product candidates in its pipeline. The company utilizes its proven, proprietary AcuForm™ drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract. Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy. GLUMETZA (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes. ProQuin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and is being marketed in the United States within the urology, Ob/Gyn and long-term care specialties by Watson Pharmaceuticals. Product candidate Gabapentin GR® is currently in clinical development for the treatment of neuropathic pain and menopausal hot flashes. Additional information about Depomed may be found on its website, www.depomedinc.com.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID® Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by either Santarus or Depomed that any of their respective plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ and Depomed’s businesses, including, without limitation: risks related to the promotion arrangement between Depomed and Santarus (including Santarus’ ability to increase market demand and sales of GLUMETZA products; competition from other products, unexpected adverse side effects or inadequate therapeutic efficacy of GLUMETZA products; the ability of Depomed to ensure continued supply of GLUMETZA products in the U.S. market; the scope and validity of patent protection for GLUMETZA products; and the potential for termination of the promotion arrangement); and other risks detailed in Santarus’ and Depomed’s prior press releases and public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Santarus nor Depomed undertakes any obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
AcuFormTM is a trademark of Depomed, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. Santarus® and ZEGERID® are registered trademarks of Santarus, Inc.
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